Exhibit 99.1

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three months	Three months	Twelve months	Twelve months
	ended	ended	ended	ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
SUMMARY OF OPERATIONS
Total interest income	$5,347	$5,177	$21,015	$21,110
Total interest expense	(968)	(1,118)	(4,071)	(4,732)

Net interest income (NII)	4,379	4,059	16,944	16,378
Provision for loan losses	(2,120)	(324)	(3,020)	(1,196)

NII after loss provision	2,259	3,735	13,924	15,182
Investment security (losses) gains net of impairment losses	(46)	9	(157)	680
Total non-interest income (excluding investment losses or gains)	930	806	4,476	2,878
Total non-interest expense	(4,082)	(3,508)	(15,488)	(13,475)

(Loss) income before tax (benefit) expense	(939)	1,042	2,755	5,265
Income tax (benefit) expense	(475)	214	(158)	1,193

Net (loss) income	$(464)	$828	$2,913	$4,072

PER COMMON SHARE DATA
Net (loss) income, both basic and diluted	$(0.11)	$0.18	$0.64	$0.90
Book value	10.93	10.10	10.93	10.10
BALANCE SHEET DATA
Assets	$582,240	$519,830	$582,240	$519,830
Investments	184,646	185,916	184,646	185,916
Loans	317,282	289,096	317,282	289,096
Loans held for sale	24,756	947	24,756	947
Deposits	476,901	422,765	476,901	422,765
Borrowings	46,051	42,273	46,051	42,273
Subordinated debt	5,155	5,155	5,155	5,155
Shareholders’ equity	49,452	45,719	49,452	45,719
AVERAGE BALANCE SHEET DATA
Average assets	$561,528	$496,192	$528,075	$493,728
Average loans	300,735	265,426	287,723	260,755
Average loans held for sale	21,439	806	13,311	325
Average deposits	453,678	403,291	424,337	395,561
Average equity	50,255	44,851	48,598	44,589
ASSET QUALITY RATIOS
Loan charge-offs	(1,963)	(341)	(2,415)	(832)
Recoveries on loans	51	17	162	193

Net charge-offs	(1,912)	(324)	(2,253)	(639)

Net charge-offs as a percent of total average loans	2.54%	0.49%	0.78%	0.25%
Loans 30 days or more beyond their contractual due date as a percent of total loans	1.02%	1.40%	1.02%	1.40%
Loan loss reserve as a percent of total loans	1.21	1.06	1.21	1.06
Non-accrual loans as a percent of total loans	0.94	1.23	0.94	1.23
FINANCIAL RATIOS
Return on average equity	(3.69)%	7.38%	5.99%	9.13%
Return on average assets	(0.33)	0.67	0.55	0.82
Effective tax rate	(50.59)	20.54	(5.74)	22.66
Net interest margin	3.44	3.64	3.58	3.72
Efficiency ratio	76.89	72.11	72.31	69.98
CAPITAL RATIOS
Total risk-based capital to risk-weighted assets	14.10%	14.18%	14.10%	14.18%
Tier 1 capital to risk-weighted assets	13.15	13.37	13.15	13.37
Tier 1 capital to average assets	9.63	10.39	10.24	10.47